Exhibit 10.35
STOCK ESCROW AGREEMENT

This Stock Escrow Agreement (this "Agreement") is made and entered into as of November __, 2011 by and among between Long Side Ventures LLC, a Florida limited liability company ("Investor") Medical Care Technologies., Inc. (the “Company”), and Jonathan D. Leinwand, P.A. ("Escrow Agent").  Capitalized terms used herein but not otherwise defined shall have the meanings of such terms as defined in the Convertible Debenture with an original issuance date of December 9, 2011 between Investor and the Company (the “Agreement”).

WHEREAS, Investor is the Holder of that certain Amended and Restated Convertible Debenture;

WHEREAS, the Parties agree to the issuance of 30,000,000 (Thirty Million) shares of the Company to be held in Escrow pursuant hereto as collateral for the Company’s obligations under the Agreement, (the “ Escrowed Shares”); and

WHEREAS, Investor and Company wish to designate a third party to hold the Shares as collateral pursuant to the Agreement and Escrow Agent has agreed to act in this capacity in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Appointment of Escrow Agent.  Investor and Company hereby designate Jonathan D. Leinwand, P.A., as Escrow Agent, and Escrow Agent accepts such appointment for the purposes set forth in this Agreement. The parties hereto acknowledge and agree that Escrow Agent serves as legal counsel to Investor, and Escrow Agent is serving hereunder as a convenience for the parties hereto; and that Escrow Agent may serve as legal counsel to Investor in connection with any matter arising under the Agreement and any dispute and/or procedure under this Agreement; it being acknowledged and agreed that any conflict with respect to such activities are hereby waived in their entirety.

2. Deposit into Escrow.  On or prior to the Closing Date, Company shall deliver to Escrow Agent the Escrowed Shares in the name of the Company and with a medallion guaranteed stock power and corporate resolution. The Escrowed Shares shall be distributed by Escrow Agent only in accordance with Section 5 below.

3. Duties of Escrow Agent.

(a) The duties of Escrow Agent hereunder shall be limited to the safekeeping of the Escrowed Shares and to the transfer and distribution of the same in accordance with the provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall be protected in acting in accordance with the provisions of this Agreement upon any written notice, request, waiver, consent, receipt, certificate or other document furnished to it, as to its validity, the effectiveness of its provisions, the identity or authority of the person executing or depositing the same, the truth and acceptability of any information therein contained, which Escrow Agent in good faith believes to be genuine. Escrow Agent will not be liable for any error of judgment, or any act or step taken or omitted by it in good faith, or for any mistake of fact or law or for anything it might do or refrain from doing in connection herewith, except to the extent such action shall be proved to constitute gross negligence or willful misconduct on the part of Escrow Agent. Escrow Agent shall have no duties except those that are expressly stated herein, and it shall not be bound by any notice of any claim, or demand with respect thereto, or any waiver, modification, amendment or termination of this Agreement until written notice of the same shall have been received by it and approved by it.

(b) Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrowed Shares except as set forth herein and shall not be required to deliver the Escrowed Shares or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold and deliver the Escrowed Shares as herein provided.

4.           Intentionally Left Blank

5. Distributions.

(a)
Upon receipt by Escrow Agent of a written notice signed by Investor that an Event of Default under the Agreement has occurred and is continuing, Escrow Agent shall promptly deliver to Investor or its designated agent that number of the Escrowed Shares designated in the notice, together with all related stock powers or other transfer documentation then possessed by Escrow Agent;

(b)
Each of Investor and Company agree to provide all assistance requested by Escrow Agent in connection with the transfers described above, including without limitation substituting if necessary physical stock certificates to facilitate division of the applicable shares among Investor and Company and executing appropriate stock powers or other documentation required to facilitate such transfers.

6. Additional Rights and Obligations.

(a) The Escrowed Shares shall be registered in the name of Escrow Agent. Neither the Escrow Agent or the Investor shall not be entitled to any rights of a shareholder with regard to such shares, including voting rights and dividends, as long as they remain in escrow. Any shares released from Escrow pursuant hereto shall have all the rights of any other shares of the same class.

(b) If the outstanding shares of Company shall be changed into or exchanged for a different number or kind of shares of stock or other shares of Company or any other entity, whether through reorganization, recapitalization, stock split, combination of shares, sale of assets, merger or consolidation, whether or not Company is the surviving corporation, then Company shall be obligated to substitute for the Escrowed Shares the number and kind of shares of stock or other securities or other consideration into which each applicable outstanding share of Escrowed Shares shall be so changed. In such event, such additional or substituted securities shall be deemed "Escrowed Shares" as such term is used in this Agreement.

(c) During the Escrow Period, neither of the Investor nor Company shall be entitled to sell any of the Escrowed Shares except in accordance with the applicable provisions of the Agreement and this Escrow Agreement.

7. Indemnification. Investor and Company, jointly and severally, hereby agree to indemnify and defend Escrow Agent against and hold Escrow Agent harmless from, any costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of any kind or nature that may be suffered or incurred by Escrow Agent as a result of, in connection with or hereby arising out of the acts or omissions of Escrow Agent in the performance of, or pursuant to, this Agreement. If any controversy arises between the parties or with any other person with respect to the subject matter of this Agreement, Escrow Agent shall not be required to determine the same or to take any action thereupon, but may await the settlement or disposition of any such controversy. In such event, Escrow Agent shall not be liable for interest or damages, except to the extent such action shall be proved to constitute gross negligence or willful misconduct on the part of Escrow Agent.

8. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Agreement or the Escrowed Shares, or should a substitute escrow agent fail to be designated as provided in Section 12 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrowed Shares until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration.

9. Notices. All notices given by any party to any other party under this Agreement shall be in writing and shall either be delivered by facsimile, overnight courier or in person to the intended addressee. For purposes of such notice, the addresses of the party shall be as set forth in the Agreement, and shall be deemed given as provided in the Agreement. The address of Escrow Agent is 20801 Biscayne Blvd., Suite 403, Aventura, FL 33180. Telephone: 954-903-7856; Fax: 954-252-4265.

10. Governing Law. This Agreement and the obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of Florida with jurisdiction lying in Broward County, Florida.

11. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Agreement may be amended, extended or changed only by appropriate written instrument or by instruments duly executed by each party to this Agreement.

12. Successors and Assigns. This Agreement and all of the terms, provisions and conditions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Escrow Agent may resign at any time by giving Investor and Company fifteen (15) days prior written notice. In the event of such resignation, Company and the Stockholders shall agree within fifteen (10) days of such notice upon a successor escrow agent, and failing such agreement, the successor escrow agent shall be any national banking association selected by Investor with deposits in excess of $100,000,000.00. In the event a successor escrow agent is not appointed by the end of such 15-day period, Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor escrow agent, and Escrow Agent shall retain the Escrowed Shares until such appointment.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.  Fees and Disbursements.  Escrow Agent shall prepare and deliver to Company from time to time its statement containing its reasonable and customary fees and disbursements incurred in connection with carrying out its activities in connection with this Agreement.  Upon receipt of a written request from Company, Investor agrees to promptly pay to Escrow Agent an amount equal to fifty percent (50%) of such fees and disbursements.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

LONG SIDE VENTURES LLC (INVESTOR)		JONATHAN D. LEINWAND, P.A.
(ESCROW AGENT)

By:	/s/ B. Kaplan
Name:	B. Kaplan	By:	Jonathan D. Leinwand, P.A.
Title:	Principal	Title:	Escrow Agent

MEDICAL CARE TECHNOLOGIES INC.
(COMPANY):

By:	/s/ Ning C. Wu
Name:	Ning C. Wu
Title:	President